US  WIRELESS  ONLINE,  INC.
OTCBB:  UWRL
745  West  Main  Street,  Suite  100
Louisville,  KY  40202
(502)  213-3700

--------------------------------------------------------------------------------

For  Immediate  Release
-----------------------


                       US WIRELESS ONLINE, INC. ANNOUNCES
                   NEW DIRECTORS AND EXECUTIVE MANAGEMENT TEAM

          SENIOR OFFICERS ADD INDUSTRY EXPERIENCE TO BOARD OF DIRECTORS

LOUISVILLE, Kentucky (May 19, 2003) U.S. Wireless Online, Inc. (OTCBB: UWRL) (website: www.uswo.net and www.uswirelessonline.com), today announced the
           ------------       ------------------------
appointment  of  three  new  members  to  its  Board  of  Directors.

L. Douglas Keeney, Chief Executive Officer, who was recently elected Chairman of the License Exempt Alliance and is a Director of the Wireless Communications Association in Washington, DC, has joined the Company's Board of Directors, along with Daniel Burke, Sr., the Company's President and Chief Financial Officer and James D. Murphy, founder and Chief Executive Officer of Afterburner, Inc.. David Ragland, Chairman and a co-founder of U.S. Wireless Online, Inc., completes the senior management team and oversees M&A activity, while co-founder David Hayes will continue to direct the Company's Technology Advisory Board.

L. DOUGLAS KEENEY, CHIEF EXECUTIVE OFFICER, DIRECTOR. Mr. Keeney has been involved in marketing and management since 1976. He is a former Vice President of Benton & Bowles and Young & Rubicam and was the founder and CEO of several successful start-up companies in the information technology field, including Avion Park and Gateway America. Mr. Keeney worked for fifteen years in marketing and advertising in Los Angeles, New York and brand management with a subsidiary of British-American Tobacco. He was nominated to and attended the Institute for Advanced Advertising Studies (NYC) and nominated for Entrepreneur of the Year by both the University of Southern California and Arthur Young. For the past seven years, Keeney has been the CEO of Avion Park, LLC, which publishes and produces digitally based television and written content, and of Gateway America, a content provider to MSN: The Microsoft Network. After selling Avion Park, Mr. Keeney joined the Company and was appointed Chief Executive Officer in December 2000. He also serves on the Board of Advisors of Afterburner, Inc., an INC 500 company; and is a cofounder of PostToSell, LLC, a provider to eBay. He is Chairman of the License Exempt Alliance and a director of the Wireless Communications Association, holds one patent and is a published author of business books and military histories with Simon & Schuster and

HarperCollins. Mr. Keeney has a BA in Economics from the University of Southern California (USC) and an MBA from the USC Marshall School of Business.

DANIEL BURKE, SR., PRESIDENT AND CHIEF FINANCIAL OFFICER, DIRECTOR. Mr. Burke has been primarily involved in the energy industry since 1980, where he developed a number of successful companies, including Commonwealth Energy Services, which was sold to Sempra Energy (formerly San Diego Gas & Electric). Mr. Burke most recently served as Chief Operating Officer of MxEnergy, a residential energy marketing company that he co-founded in 1999. MxEnergy serves 175,000 customers in six eastern states. He successfully launched his company's marketing program in the nation's first deregulated natural gas market. Mr. Burke has served in a number of executive positions involving finance, accounting, administration, and employee benefits. He is a graduate of the University of Louisville, with degrees in Accounting and English, and has completed post-graduate courses at the University Of Louisville School Of Law.

DAVID RAGLAND, CHAIRMAN OF THE BOARD. Mr. Ragland has served as the CFO and COO at several successful start-up and emerging growth companies during the past decade. As CFO for Allied Foods, Inc. in Atlanta, Georgia from 1991-1994, he managed the financial turnaround of the $30 million dollar pet food manufacturing company and was involved in labor union negotiations, information systems management, and investor relations. Mr. Ragland participated in the sale of the company after the financial turnaround was complete. A certified public accountant, he began his career in accounting and finance with Ernst & Young. Mr. Ragland received his Bachelor of Business Administration and Masters in Accounting degrees from the University of Georgia. He is currently a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. Mr. Ragland was a co-founder of U.S. Wireless Online, Inc.

DAVID HAYES, CHAIRMAN OF TECHNOLOGY ADVISORY BOARD AND FOUNDER. Mr. Hayes, formerly the CEO of an Atlanta-based Linux consulting firm, co-founded US Wireless Online, Inc. in 2000. He has extensive experience in design and development of complex networking systems. As a senior architect for Priceline.com, Mr. Hayes was instrumental in the development and deployment of the Priceline.com E-Commerce business model. Prior thereto, he worked as a network and systems engineer for Cabletron Systems, The United Nations, and NASA.

JAMES D. MURPHY, DIRECTOR. Mr. Murphy is the founder and Chief Executive Officer of Afterburner, Inc. an INC 500 management training company located in Atlanta, Georgia. Since 1996 Afterburner has trained over 2.3 million executives and middle managers of Fortune 500 companies in techniques to improve their executional skills. A former military officer and F-15 Instructor Pilot in the United States Air Force, Mr. Murphy brings to the company an extensive background in sales management, and the independence of an outside director. Mr. Murphy received his undergraduate degree at the University of Kentucky, is a member of the Young Entrepreneurs Organization, was ranked as one of Atlanta's Top 50 Entrepreneurs by Catalyst Magazine, and is the author of Business is Combat.

U.S. Wireless Online is a provider of wireless "last mile" high-speed Internet access (a wireless connection from a major trunk line to a business or residential user) in the rapidly growing industry called variously "wireless broadband", "802.11", "Wi-Fi", or "wireless local loop (WLL)". U.S. Wireless Online, based in Louisville, Kentucky, owns and operates wireless metro-area networks in Kentucky, Georgia, Ohio and Indiana. Offering residential and business service, approximately 24,000 users access the Internet with high-speed connections through the Company's more than 500 enterprise customers.


This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products and technologies, competitive factors, the Company's ability to continue to secure sources of financing and other factors described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

           For more information please visit the Company's website at
                      www.uswirelessonline.com or contact
                      ------------------------
                       Doug Keeney, CEO at (502) 213-3700